Exhibit 99.1

Company Contact:

Moriah Shilton

Sr. Director, Communications & Investor Relations

408-321-6713

Tessera Technologies Sells Micro Optics Assets to FLIR

San Jose, Calif., Aug. 12, 2013 - Tessera Technologies, Inc. (NASDAQ: TSRA) (the "Company" or "Tessera") announced today that FLIR Systems, Inc. ("FLIR") has acquired a significant portion of the assets of Tessera's Micro-Optics business based in Charlotte, North Carolina. Total consideration paid by FLIR was approximately $15 million.

"This transaction is one of the substantive structural changes we announced we would make in the second half of 2013 as we continue to refine our focus on our differentiated MEMS-related technologies," stated Thomas Lacey, interim CEO of Tessera Technologies, Inc. "I would like to thank the Micro-Optics employees for their contributions and efforts and believe this transaction is the right step forward for the future of that business."

Discontinued Operations

In the fourth quarter of 2012, the Company announced that its Micro-Optics business in Charlotte, North Carolina was no longer part of its long-term strategy, and that it was exploring strategic alternatives for this business. In the second quarter of 2013, the Company actively pursued a sale of this business and started classifying the business as discontinued operations.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the sale of the Micro-Optics business assets, the Company's announced structural changes, and the Company's differentiated MEMS-related technologies. Material factors that may cause results to differ from the statements made include the plans or operations relating to the Company's businesses; market or industry conditions; changes in patent laws, regulation or enforcement, or other factors that might affect the Company's ability to protect or realize the value of its intellectual property; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company's intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company's patents; the expiration of the Company's patents; the Company's ability to successfully complete and integrate acquisitions of businesses; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company's businesses; failure of the Company's products to achieve technological feasibility or profitability; failure to successfully commercialize the Company's products; changes in demand for the products of the Company's customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company's technologies and products; and the reliance on a limited number of suppliers for the components used in the manufacture of DOC products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2012, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, include more information about factors that could affect the Company's financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company's website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies, Inc.

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. Our Intellectual Property segment, managed by Tessera Intellectual Property Corp., generates revenue from manufacturers and other implementers that use our technology. Our DigitalOptics business delivers innovation in imaging systems for smartphones. For more information call 1.408.321.6000.

Tessera, the Tessera logo, DOC, the DOC logo, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

TSRA-G